EMS Asia Distribution Agreement
                                        *

   This EMS Asia Distribution Agreement ("Agreement") is entered into as of the 29th day of May, 1998 by Effective Management Systems, Inc. ("EMS"), a Wisconsin corporation with its principal place of business at 12000 West Park Place, Milwaukee, Wisconsin 53224, and EMS Asia Pacific Limited ("MARKETING PARTNER" or "MP"), a Hong Kong company with its Hong Kong business address located at 114 Tower II, The Gateway, 25-27 Canton Road, Kowloon, Hong Kong.

   1.   Definitions

        1.1 "Products" shall mean the EMS computer software system known as TCM/TM/ and any MES technology based software developed by EMS which would attach to Baan software ("Software"), and any Improvements to the Software as defined below. It includes object code and, except with respect to those portions which it is standard EMS U.S. practice to withhold, source code. It shall also include the right to any updates when generally made available from time to time as point releases and the right to use the development language Synergy', in which the Software is written, in connection with authorized uses of the Software.

        1.2 "Technical Information" shall mean i) the knowledge, experience, and information of EMS, not in written or printed form, relating to the servicing, use, or sale of the Products ("Know-How") and ii) any written materials containing information relating to the servicing, use, or sale of Products ("Technical Data").

        1.3 "Improvements" shall mean any change or modification, whether or not patentable, copyrightable or susceptible to any other form of protection, in or relating to the design, manufacture, composition, assembly or servicing of the Software, including all derivative works thereof, regardless by whom made or paid for, the ownership of which shall solely belong to EMS.

        1.4 "End Users" shall mean any entity which uses the Software in their own business for their own internal operational purposes as authorized under this Agreement.



   2. Authority. MP is hereby authorized, on an exclusive basis in the Territory' (as defined in the attached Exhibit A-1) and subject to the terms of this Agreement, to i) sell licenses of Software under circumstances which insure that basic support will be available to the licensee, ii) solicit orders for services, including support, related to the Products ( Services'), to be performed by EMS certified providers of such Services in the Territory, iii) appoint resellers with EMS prior approval, iv) use the Products in its own internal operations as an End User without additional cost, but under the same restrictions as any other user, v) utilize EMS' proprietary translation tool on a non-exclusive basis and solely in furtherance of this relationship. MP shall use its best efforts to obtain such sales and orders and otherwise perform its obligations under this Agreement, and vi) to the extent EMS has such authority, the right to sell any third party software EMS is selling, without any EMS markup.



   3. End User License. MP agrees to utilize, present to, and obtain the signature of End Users on the form of EMS license agreement attached to this Agreement as Exhibit B ("License") as amended from time to time by EMS in its sole discretion. Except as permitted herein, the terms of the License may not be changed by MP in any respect without EMS' prior written consent.



   4.  License Payment Terms and Cost Payment to EMS.

        4.1 MP shall make reasonable effort to require payment terms from End Users under Licenses calling for full payment due 90 days after Installation.

        4.2  Pursuant to such Licenses, MP shall collect all payments called
   for thereunder unless EMS instructs the End User and MP otherwise.   MP
   shall be obligated to pay EMS the amounts due EMS on each such License within 30 days of MP's receipt of any such payments and shall make every reasonable effort to enforce each License Agreement's payment terms.

        4.3 The License fee amount due EMS shall, unless otherwise agreed in writing, be the percentage set forth on Exhibit A-2 for the Products at the prices set forth on the applicable License, regardless of the actual License payments collected. However, MP may not manipulate the price of Services, beyond market standard such that the price of a License has been reduced below market standard, thereby reducing the fee to EMS.


   5. MARKETING PARTNER Retention. MP shall retain as applicable i) on all License payments received, an amount equal to the difference between the actual License payment amount and the amount it owes EMS, and ii) on all Services it sells the actual Services payments it receives.



   6. Business Plan and Forecast. The parties shall annually develop a mutually acceptable Business plan to be reviewed quarterly which shall include a sales level performance target, the first of which is set forth on Exhibit A-3. Such target is a forecast of payments to be received by EMS during each year of this Agreement.



   7.  EMS Obligations.

        7.1 Liaison. Except as specifically advised otherwise, all requests, communications, and issues relating to EMS's responsibilities under this Agreement, as well as with third party software vendors whose products are sublicensed pursuant to this Agreement, will be administered directly by EMS.

        7.2  MARKETING PARTNER Support.

        7.2.1 EMS will provide, at standard charge, technical phone, fax, and E-mail support through EMS' international help desk offices in Milwaukee, WI.

        7.2.2 MP may purchase EMS consulting and training services from EMS at the then current daily charge for such services plus travel expenses.

        7.2.3 EMS will provide, at no cost to MP, one set of available English training videos.

        7.3 Demonstration Licenses. EMS will make available, at no charge to MP, a reasonable number of run time demonstration licenses for the Products for use on EMS supported hardware configurations.

        7.4  Promotional Materials and International Customer Conference.
   EMS will make available, at no charge to MP, one copy of standard released EMS promotional literature art work, and three admissions to each EMS' International Customer Conference and Technology Seminar which is held annually in the United States. Participants are responsible for all their travel and related expenses.

        7.5 Product and Market Information Updates. EMS will make available, at no charge to MP, by hard copy, monthly, information on the Products and EMS' markets, and information on the Products and the company.

        7.6 Technical Certification. EMS will make available a technical support personnel certification program, and agrees to assist MP in the certification of its personnel.

        7.7 Business and Marketing Consultation. EMS will share appropriate reference information profiles and competitive information with MP.

        7.8 Documentation. EMS will provide, at no charge to MP, two sets of available user and technical documentation in English, and to the extent available, in local language. The technical documentation includes training seminar material. Additional copies of the documentation may be purchased at EMS cost. English language user documentation, in electronic or hard copy form, as released for Asia use, will be made available with each license purchased.

        7.9 Existing Market Penetration Resources. EMS shall provide to MP such existing market materials and information, as set forth on Exhibit A-4, as will assist MP in maintaining and penetrating the Territory.



   8.  MARKETING PARTNER Obligations.

        8.1  Order Handling.   MP shall place all orders for Products with
   EMS from a location in the USA in US dollars or upcharge minimum License Payments by any local country required tax or royalty withholding. Any and all taxes or other fees, costs, or expenses relating to the purchase, export, transfer, and import of the Products from EMS to final location shall be the sole responsibility of MP.

        8.2. Non-Competition. MP may not offer products which compete with the Products or Services to any prospect or account registered to MP. During the Term, MP agrees not to directly or indirectly develop or market any product which competes with the Software, and for Five years thereafter not to develop such a product. Not withstanding this limitation, MP may enter into a distribution arrangement with Baan for its application software product in the Territory at any time.

        8.3 MARKETING PARTNER Personnel, Offices, and Capabilities. MP represents that it has and will use experienced software professionals familiar with the market and its needs with respect to sales and service personnel, and agrees to have the necessary qualified full time dedicated sales personnel and systems engineers available in order to effectively perform its obligations under this Agreement in support of the Business Plan. MP also agrees to maintain at least one office in a strategic area of the Territory and agrees to provide sales and pre-sales services to prospects with demonstrations utilizing appropriate hardware and software.


        8.4 Expenses and Taxes. MP agrees to pay for all travel and related expenses of any EMS pre-sales services requested by MP and any and all local taxes and duties relating to MP's responsibilities and obligations.

        8.5 Account Management. MP shall act as Account Manager during each License implementation period. Such responsibility shall include first line response and liaison to all inquiries from the End User relating to EMS or the Products.

        8.6 Representing EMS and the Products, and Software Security. MP shall appropriately represent EMS and the Products by limiting all of its statements, whether written or verbal, relating to EMS or the Products to those set forth in the current Technical Data and other written technical and marketing literature provided to MP by EMS pursuant to this Agreement. MP shall install and activate Software security for each license.

        8.7 Territory, Prospect, and Account Management Plan. As part of its regular business plan activities, MP agrees to develop and adhere to an appropriate Territory, Prospect, and Account Management Plan.

        8.8 End User Support. MP acknowledges it has full responsibility to support its End Users, agrees to work to ensure the highest level of customer satisfaction possible, and only market and sell the Products to prospects where there is a good fit with the prospect's needs.

        8.9 Localization. MP shall be responsible to perform, at its own expense, and at all times during the Term of this Agreement, the appropriate and necessary work to adapt or improve and enhance the Products, as updated and revised by EMS from time to time, for local language, currency, and any other localization needs, such that the Products become and remain competitive in the Territory for fully integrated manufacturing operations computer software systems. Upon release by MP, MP shall furnish to EMS a copy of all such localized Products and corresponding Technical Data.

        8.10 Existing Market Obligations Assumption. MP shall assume the existing service and assistance obligations and relationship responsibilities to customers and prospects in the Territory in order to provide a smooth transition to MP from preexisting conditions while maintaining a positive attitude toward and perception of EMS and the Products.



   9.  Accounting, Record-keeping, and Confidentiality.

        9.1 Maintenance of Records and Review. The MP shall maintain all appropriate books, records, and correspondence with respect to the performance of its obligations hereunder, and EMS shall have the right, upon reasonable request, to review or have reviewed, at its own expense, such materials.

        9.2 Confidentiality. MP acknowledges that all the Products and Technical Information, and information relating to EMS' business, marketing, and future plans, are and constitute valuable assets and Trade Secrets of EMS which are proprietary to EMS and may also be subject to an assertion of confidentiality by one or more licensors of EMS ("Confidential Information"). Accordingly, MP agrees that any disclosure of any nature it may make of Confidential Information would constitute a serious and material loss to EMS and is good cause for immediate termination. Likewise, EMS acknowledges that it may receive similar proprietary information from MP and, therefore, each agrees; i) not to disclose any Confidential Information to any employee, agent, or other party, including a prospect, except as permitted by and in furtherance of this Agreement, and then only to such people or entities who have a need to know and are subject to a Confidentiality Agreement' in the form approved by the other party from time to time and attached in current approved form as Exhibit C, and ii) to take all reasonable precautions to prevent unauthorized parties from discovering, acquiring, or using Confidential Information.

        9.3 Survival of Confidentiality. Notwithstanding any other provisions of this Agreement, the obligations of confidentiality of this paragraph shall survive the termination or expiration of this Agreement.



   10.  Term.

        10.1 Initial Term. The initial Term of this Agreement is three years unless earlier terminated. This Agreement may be earlier terminated by either party if the other materially breaches it and does not cure the breach within 30 days after written notice. It shall be considered a material breach and there shall be no cure period if Confidentiality has been breached by either party, either party becomes insolvent, MP violates or permits the violation of EMS's Software security system, or MP fails to achieve its annual Business Plan's performance target as set forth in Exhibit A-3 and the next two quarters, leveled, of the following year's annual performance target.

        10.2 Subsequent Terms. After the initial Term, this Agreement may be renewed for one year Terms if both parties mutually agree to do so in writing prior the expiration of the current Term.



   11. Disputes. All disputes, controversies, or differences which may arise between the parties which cannot be settled amicably by conciliation between them shall be heard, settled, and decided by arbitration in Milwaukee, WI in accordance with the Commercial Rules of American Arbitration Association, and under the laws of the State of Wisconsin, USA Such arbitration shall be conducted in English. Each party must supply all documents in English and will have interpreters available if necessary. The decision of the arbitrator will be accepted as final and binding upon the parties, and enforceable in any court of competent jurisdiction. Each party will bear its own costs of arbitration pending the award of the arbitrator, which award may include costs.



   12. Export Control. The Parties acknowledge that the export and re-export of the Technical Information and the Software may become subject to United States (USA) export controls. MP shall comply at all times with any applicable USA export controls and furnish and supply such information to EMS as EMS may reasonably request in order to satisfy its obligations under any such USA law.



   13. Limitation on Remedies. Under no circumstances shall either party be liable to the other party by reason of breach, termination, or non-renewal of this Agreement for any consequential, general, or special damages even though the Parties may be aware of the possibility of such damages.



   14.  Miscellaneous.

        14.1 Independence and Authority. The parties hereto are independent contractors solely responsible for their own business operation and compliance obligations. Each represents to the other full authority to enter into this Agreement and all proper and required authority to perform its obligations hereunder.

        14.2 Severability. If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, this Agreement shall be construed as if such illegal and unenforceable provisions had not been inserted herein, unless such illegality or unenforceability shall destroy the Agreement's underlying business purpose.

        14.3 Assignment. This Agreement may not be assigned in whole or in part by any party hereto without the prior written consent of all parties.

        14.4 Entire Agreement. This Agreement, including the referenced and attached Exhibits, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior understandings and agreements relating to such matters. No modification of this Agreement will be effective unless in writing signed by both Parties and referencing this Agreement. Except as otherwise set forth, all communications and information called for to be provided one party to the other, shall be in English.

        14.5 Non-Recruitment. Both parties agree, during the Term and for a one year period thereafter, not to recruit or hire, without the written approval of the other, any employee or agent acting on behalf of the other during the Term.


   Agreed to as of the above date by:

   EMS Asia Pacific Limited


   By __________________________________________
        Donald W. Vahlsing, Director



   Agreed to and Accepted at Milwaukee, WI by:

   Effective Management Systems, Inc.


   By __________________________________________
        Michael D. Dunham, President

                                    Exhibit A
                       to EMS Asia Distribution Agreement
                                  dated 5/29/98



   1.   (P 2.0) TERRITORY shall mean:

   Korea, Japan, China, Taiwan, the South East Asia countries (including Singapore, Malaysia, Thailand, and Vietnam), Indonesia, Philippines, Australia, and New Zealand


   2. (P 4.3) MARKETING PARTNER'S required License fee payments to EMS is composed of a) $2,000 per month for 30 months following MP achieving Gross Margin Base, except that, if terminated early by EMS for breach by MP, any remaining payments shall be immediately due and, if terminated by MP for breach by EMS, no further payments shall thereafter be due, and b) the following % of License payments called for, as collected, starting the month following MP achieving Gross Margin Base:

        first 12 months: . . . . . . . . .  20 %
        Next 12 months:  . . . . . . . . .  25 %
        thereafter:  . . . . . . . . . . .  30 %

   where 'Gross Margin' is calculated according to U.S. gaap, consistently applied with EMS past practices, and Gross Margin Base' equals the earlier to occur of $100,000 for three consecutive quarters or $200,000 in any one quarter.


   3. (P 6.0) MARKETING PARTNER'S forecast of Payments to be actually received by MARKETING PARTNER during the Term is:

        year 1 . . . . . . . . . . . . . . . .  $_________________.
        year 2 . . . . . . . . . . . . . . . .  $_________________.
        year 3 . . . . . . . . . . . . . . . .  $_________________.


   4.   (P 7.9)  Existing Market Resources to be provided by EMS to MP:

        Existing receivables, fixed assets, contracts rights and obligations, leases, cash amounts which EMS deems reasonable for these purposes, all as listed in the Attachment to this Exhibit, and other non material assistance in establishing and maintaining government permissions and registrations, personal relationships with existing vendors, suppliers, and qualified personnel previously performing and providing the selling and servicing obligations required under this Agreement, all to maintain and enhance the Products' market position and growth objectives envisioned by this Agreement.

                                                 ________    ________
                                                (Exhibit A initials)

                                   Exhibit B
                       to EMS Asia Distribution Agreement
                                  dated 5/29/98


        (P 3.0) The approved EMS End User License Agreement to be used by MARKETING PARTNER hereunder in current form is attached hereto or will be provided.

                                                      ________   ________
                                                       (Exhibit B initials)

                                   Exhibit C
                       to EMS Asia Distribution Agreement
                                  dated 5/29/98



        (P 9.2) Confidentiality Agreements (as currently approved by the respective parties) are attached hereto or will be provided)


                                                   _________   _________
                                                     (Exhibit C initials)